Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 2 dated January 23, 2003
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             January 23, 2003

Issue Date:             January 28, 2003



CUSIP       Aggregate       Price to    Gross       Named       Dealers'
Number      Principal       Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FAD3   $5,518,000.00   100.00%     1.80%       1.60%       1.20%
52519FAE1   $7,270,000.00   100.00%     2.20%       2.00%       1.60%


CUSIP       Net Proceeds    Interest Rate
Number      to Issuer       per Annum

52519FAD3   $5,418,676.00   5.10%
52519FAE1   $7,110,060.00   5.70%



CUSIP       Interest Payment            Maturity              Survivor's
Number      Dates                       Date                  Option (Yes/No)

52519FAD3   Monthly on the 15th,        January 28, 2013      Yes
            and on the Maturity Date
52519FAE1   Monthly on the 15th,        January 28, 2018      Yes
            and on the Maturity Date


CUSIP       Right of Issuer to Redeem Notes or of
Number      Holder to Require Repayment of Notes

52519FAD3   The Note may be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing January 15, 2006. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.
            The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date.

52519FAE1   The Note may be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing January 15, 2008. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.
            The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date.


Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.